EXHIBIT 10.17

Emergent BioSolutions Inc.

Form of UK Restricted Stock Unit Award Agreement – UK Participant

1. Grant of RSUs.
In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth herein and in the Company’s Stock Incentive Plan (the “Plan”), an award of Restricted Stock Units (the “RSUs”), representing the number of RSUs set forth under your account in the Company’s third-party electronic stock administrative platform.  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to herein as the “Shares.”
The grant of RSUs under the Plan is made at the discretion of the Company and the Plan may be suspended or terminated by the Company at any time.

The Company does not give any advice or any guarantee as to how the grant or vesting of the RSUs will be taxed and the Participant should consult an independent financial adviser in that respect.

2. Vesting of RSUs and Issuance of Shares.
(a) General.  Subject to the other provisions of this Section 2, the RSUs shall vest one-third per year over three years on the day immediately prior to the applicable anniversary of the grant date, in accordance with the future vesting schedule (the “Vesting Schedule”) set forth under your account in the Company’s third-party electronic stock administrative platform.  Subject to Section 4, as soon as administratively practicable after each vesting date shown in the Vesting Schedule (each a “Vesting Date”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date.  In no event shall the Shares be issued to the Participant later than 75 days after the Vesting Date.
(b) Termination of Employment.  Except as set forth in Section 2(c) below, upon the cessation of the Participant’s employment with the Company for any reason, all unvested RSUs shall be automatically forfeited as of such cessation of employment.  For purposes of this UK RSU Award Agreement, employment with the Company shall include employment as an employee or director of the Company or to a parent or subsidiary of the Company, or any successor to the Company.
(c) Change in Control Event.  Upon a Change in Control Event (as defined in the Plan), the RSUs shall be treated in the manner provided in Section 9(b)(iii)(B) of the Plan.

3. Dividends.
At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the grant date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.
4. UK Tax Obligations.
(a) Tax Indemnity.  The Participant agrees to indemnify and keep indemnified his employing company (the “Employer”) and the Company from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company and where lawful) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to: (1) the grant or any benefit derived by Participant from, the RSUs or the Shares which are the subject of the RSUs; (2) the transfer or issue of Shares to Participant on vesting of the RSUs; (3) any restrictions applicable to the Shares held by the Participant ceasing to apply to those shares; or (4) the disposal of any Shares.
(b) Tax Liability.  The Company will not issue any Shares on vesting until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting of the RSUs and/or the acquisition of the Shares by the Participant.  The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.
(c) Election.  The Participant undertakes that upon request by the Company, he/she will (on or within 14 days acquiring the Shares) join with his Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on vesting of the RSUs on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.
(d) The Company has the right and option, but not the obligation, to treat the Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs as the Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company repurchase Shares otherwise issuable under the Award limited to the number of Shares which have an aggregate fair market value on the date of repurchase necessary to pay the aggregate amount of Tax Liability.
(e) The Participant acknowledges that the Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the RSUs or the subsequent sale of Shares.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s Tax Liability.
5.   Restrictions on Transfer.
Neither the RSUs, nor any interest therein (including the right to receive dividend payments in accordance with Section 3), may be transferred by the Participant except to the extent specifically permitted in Section 10(a) of the Plan.
6. Data Protection.
(a) The Participant expressly acknowledges that the Company’s processing of his personal data is necessary:
i. for the performance of this UK RSU Award Agreement;
ii. for the legitimate interests of the Company (which includes all the interests noted in Section 6(b) (i)-(vi) below); and/or
iii. to comply with the Company’s legal obligations in the UK and/or other EU member states in connection with: (a) the Participant’s employment; (b) any litigation, internal or regulatory investigation; or (c) as otherwise permitted by the Data Protection Act 1998 or by Regulation EU 2016/679 (the “GDPR”).
(b) The Participant further acknowledges that the Company’s processing of his sensitive, or special categories of, personal data (which may include information relating to health, personal characteristics, criminal offences, allegations of criminal conduct and trade union membership) is necessary:
i. to carry out its or their obligations to the Participant in the fields of employment, social security, and/or social protection;
ii. for the purposes of preventative or occupational medicine, or the assessment of working capacity;
iii. for statistical purposes and equal opportunities monitoring;
iv. to administer its pensions and benefits schemes;
v. in connection with the establishment, exercise or defence of legal claims; and/or
vi. for reasons of substantial public interest, as further described in the Company’s data protection policy.
(c) The processing may include disclosure of personal data and sensitive or special categories of personal data to third parties including benefit providers, prospective purchasers or service providers and governmental authorities.
(d) A separate privacy notice has been provided in accordance with article 13 of the GDPR.
(e) The Participant expressly acknowledges that the Company may transfer such data outside the European Economic Area (including, in particular, to offices in the United States) for such purposes and acknowledge that such countries may not have laws which adequately safeguard such data.
7. Provisions of the Plan.
This UK RSU Award Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.
8. Section 409A.
This UK RSU Award Agreement is intended to comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and shall be interpreted and construed consistently therewith.  In no event shall either the Participant or the Company have the right to accelerate or defer delivery of the Shares to a date or event other than as set forth herein except to the extent specifically permitted or required by Section 409A.  In the event that the Participant is a “specified employee” within the meaning of Section 409A and the Shares are to be delivered in connection with the termination of the Participant’s employment, the delivery of the Shares and any dividends payable under Section 3 in connection with such delivery shall be delayed until the date that is six months and one day following the date of the Participant’s termination of employment if required to avoid the imposition of additional taxes under Section 409A.  Solely for purposes of determining when the Shares (and any dividends payable under Section 3) may be delivered in connection with the Participant’s termination of employment, such termination of employment must constitute a “separation from service” within the meaning of Section 409A.
9. Miscellaneous.
(a) No Rights to Service.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment or service with the Company for the vesting period, or for any period.
(b) Entire Agreement.  These terms and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this UK RSU Award Agreement; provided that any separate employment, consulting or severance plan or agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by these terms.
(c) Acknowledgement. The Participant acknowledges that this UK RSU Award Agreement has not been issued and has not been approved by, an authorised person within the meaning of the Financial Services and Markets Act 2000 of the United Kingdom and is being directed at the Participant because the offer to which this UK RSU Award Agreement relates has been determined as having regard to the Participant’s circumstances as an employee of the Company. This UK RSU Award Agreement is strictly confidential and is not for distribution to, and may not be acted upon by, any other person other than the person to whom it has been specifically addressed.
(d) Governing Law.  This UK RSU Award Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law principles.
(e) Interpretation.  The interpretation and construction of any terms or conditions of the Plan or this UK RSU Award Agreement by the Compensation Committee shall be final and conclusive.
Signed by [●] [Company]
____________________________

acting by [●]

Date: ____________________________

I hereby agree to accept the grant of the RSUs on and subject to the terms and conditions set out in the Plan and this UK RSU Award Agreement.

___________________________ ____________________________
[●][Name] Date